Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-139645 and 333-122812 on Form S-3, and Registration Statement No. 333-139128 on Form S-8 of Jamba, Inc. (formerly Services Acquisition Corp. International) of our report dated April 2, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), relating to the consolidated financial statements of Jamba, Inc. and subsidiary as of January 9, 2007 and January 10, 2006 and for the year ended January 9, 2007 and the period from January 1, 2006 to January 10, 2006 appearing in this Annual Report on Form 10-K of Jamba, Inc. for the fiscal year ended January 9, 2007.

/s/ Deloitte & Touche LLP

San Francisco, California
April 2, 2007